Filed Pursuant to Rule 433
Registration No: 333-134553

Lehman Brothers Holdings Inc.
Extendible Floating Rate Senior Notes

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1 (Moody’s)/A+ (S+P)/AA– (Fitch)
Principal Amount:	$580,000,000.00
Security Type:	Extendible Floating Rate Senior Notes
Legal Format:	SEC Registered Medium Term Notes
Issue Price:	100%
Trade Date:	August 27, 2007
Settlement Date:	August 30, 2007
Initial Maturity Date:

September 27, 2008, provided that if such day is not a Business Day, the payment of principal and interest may be made on the immediately preceding Business Day as if it were made on the date that the payment was due

Final Maturity Date:

June 27, 2013, provided that if such day is not a Business Day, the payment of principal and interest may be made on the immediately preceding Business Day as if it were made on the date that the payment was due

Election Date:	27th day of each month, from September 27, 2007 to May 27, 2012, provided that if any such day is not a New York Business Day, the Election Date will be the next succeeding New York Business Day
Election Notice Period:	The Election Notice Period for each Election Date will begin five New York Business Days prior to an Election Date, and end at 12:00 p.m. (New York City time) on the Election Date
Maturity Extension Option:

The notes will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount of the notes is extended in accordance with the procedures described below. In no event will the maturity of the notes be extended beyond the Final Maturity Date.

During an Election Notice Period for any Election Date you may elect to extend the maturity of all or any portion of the principal amount of your notes (in any multiple of $1,000 or integral multiples of $1,000 thereof) so that the maturity of your notes will be extended to the date occurring 366 calendar days from and including the 27th day of the next succeeding month, provided that if such day is not a Business Day, the extended maturity date will be the immediately preceding Business Day.

Interest Payment Dates:	Interest will be paid (i) on the applicable maturity date or date of redemption, and (ii) quarterly on the 27th of September, December, March and June, beginning on September 27th, 2007, provided that if any such day (other than a maturity date or the date of redemption) is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day

Interest Reset Dates:

August 30, 2007 for the initial interest period, and quarterly on the 27th day of September, December, March and June thereafter, commencing on September 27th, 2007, provided that if any such day is not a Business Day, then the Interest Reset Date will be postponed to the following day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day

Interest Determination Dates:	Two London Business Days prior to the relevant Interest Reset Date
Coupon:

3-month LIBOR (Reuters Page LIBOR01) plus the Spread, provided that for the initial Interest Period and any final Interest Period with a duration of 1 month or 2 months, the Coupon will be determined by reference to 1-month LIBOR or 2-Month LIBOR (in either case based on Reuters Page LIBOR01), as the case may be, plus the Spread

Spread:	For Interest Reset Dates Occurring	Spread
	From and including the August 30, 2007 Interest Reset Date to and including the March 27, 2008 Interest Reset Date	Plus 0.03%
	From and including the June 27, 2008 Interest Reset Date to and including the March 27, 2009 Interest Reset Date	Plus 0.04%
	From and including the June 27, 2009 Interest Reset Date to and including the March 27, 2010 Interest Reset Date	Plus 0.05%
	From and including the June 27, 2010 Interest Reset Date to and including the March 27, 2011 Interest Reset Date	Plus 0.06%
	From and including the June 27, 2011 Interest Reset Date to and including the March 27, 2012 Interest Reset Date	Plus 0.07%
	From and including the June 27, 2012 Interest Reset Date to and including the March 27, 2013 Interest Reset Date	Plus 0.07%
Call Option:

The Issuer may call the note at 100 per cent on or after June 27, 2012, in whole or in part, on any Interest Payment Date, at par plus accrued interest upon not more than 60 nor less than not less than 30 days’ notice
Business Days:	New York and London
Day Count:	Actual/360
Denominations:	$1,000 or any larger whole multiple
Underwriter:	Lehman Brothers Inc.
CUSIP:	52520WDE8

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.